Exhibit 10.1
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is entered into as of October 31, 2011 by and between World Energy Solutions, Inc., a Delaware corporation (the “Buyer”), and GSE Consulting, LP, a Texas limited partnership (the “Seller”).
This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume none of the liabilities except as described below of the Seller.
Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article VII.
In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.
ARTICLE I
THE ASSET PURCHASE
1.1 Purchase and Sale of Assets.
(a) Upon and subject to the terms and conditions of this Agreement, including, without limitation, the payment obligations set forth in Section 1.4, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets, including all right, title and interest in, to, and under the Supplier Agreements.
(b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.
1.2 Assumption of Liabilities.
(a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, only the Assumed Liabilities.
(b) Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.
1.3 Purchase Price. The Purchase Price to be paid in accordance with Section 1.4 by the Buyer for the Acquired Assets at the Closing will consist of:
(a) $5,400,000 in cash; and
(b) the issuance, within three (3) days following the Closing, of 1,000,000 Shares at the NASDAQ Price.

Notwithstanding the foregoing, up to an additional $4,500,000 in cash will be paid to Seller in accordance with the terms of Section 1.7 below.
1.4 Payment of Purchase Price. The Purchase Price to be paid by Buyer shall be payable as set forth in this Section 1.4.
On the Closing Date, the Buyer shall pay the Purchase Price as follows:
(i) Buyer shall pay Three Million Eight Hundred Sixty-Nine Thousand Eight Hundred Seventy-One Dollars and Thirty-Two Cents ($3,869,871.32) by wire transfer of immediately available funds to an account designed in writing by the Seller;
(ii) Buyer shall pay One Million Five Hundred Thirty Thousand One Hundred Twenty-Eight Dollars and Sixty-Eight Cents ($1,530,128.68) by wire transfer of immediately available funds to Encore Bank for the purposes of paying Seller’s outstanding principal loan amount and interest; and
(iii) Buyer shall issue to Seller 1,000,000 Shares.
1.5 The Closing.
(a) The Closing shall take place remotely upon the execution and delivery of this Agreement by all of the parties hereto. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.
(b) At the Closing:
(i) the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit A (the “Bill of Sale”) in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets, save and except for all right, title and interest in, to and under the Supplier Agreements;
(ii) each of Buyer and Seller shall execute and deliver to the other Party an instrument of assignment and assumption agreement in substantially the form attached hereto as Exhibit B with respect to all Assigned Contracts in order to effect the assumption by the Buyer of the Assumed Liabilities arising out of any Assigned Contracts (the “Assignment and Assumption Agreement”);
(iii) the Buyer shall pay to the Seller, payable by wire transfer or other delivery of immediately available funds to an account designated by the Seller, the portion of the Purchase Price set forth in Section 1.4(a)(i);

(iv) the Buyer shall pay to Encore Bank, payable by wire transfer or other delivery of immediately available funds to an account designated by Encore Bank, the portion of the Purchase Price set forth in Section 1.4(a)(ii); and
(v) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.
1.6 Allocation. The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 4.4 and 4.5 for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.6. Buyer and Seller agree to use the allocations determined pursuant to this Section 1.6 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Code, and the Treasury regulations promulgated thereunder. Buyer and Seller shall prepare and submit to the other for review their IRS Forms 8594 within ninety (90) days after the Closing. Each party shall have thirty (30) days to complete its review.
1.7 Earnout. For clarification, the Earnout Payments below are individual payments for each period, one of which is based on Annualized New Bookings and the other of which is based upon Renewal Rate. The Earnout Payment for each applicable period shall be the amount corresponding to the Annualized New Bookings or Renewal Rate, as the case may be, as set forth in the applicable tables below. For example, if the Annualized New Bookings were $400,000 and the Renewal Rate was 84%, each for the period from November 1, 2011 and October 31, 2012 the 2012 Earnout Payment shall be $250,000, representing $0 attainment for Annualized New Bookings below $500,000 and $250,000 attainment for Renewal rate percentage achievement.
(a) 2011 Earnout. The Seller will be paid for Buyer, Seller or any Affiliate of Buyer achieving Annualized New Bookings and Renewal Rate milestones based on the following (the “2011 Earnout Payment”):

	Earnout for
Amount of Annualized	Annualized		Earnout for Renewal
New Bookings	New Bookings	Renewal Rate	Rates
$50,000+	$1,500,000	10%+	$500,000
The measurement period for the 2011 Earnout Payment will be from October 1, 2011 through December 31, 2011. Payment of all undisputed portions of the 2011 Earnout Period achieved shall be made on or before January 31, 2012 by wire transfer or other delivery of immediately available funds to an account designated by the Seller. For the avoidance of doubt, the calculation of the 2011 Earnout Payment shall include Annualized New Bookings and Renewal Rate realized by Seller, Buyer or any Affiliate of Buyer starting on October 1, 2011 through the Closing Date.

(b) 2012 Earnout. The Seller will be paid for Buyer or any Affiliate of Buyer achieving Annualized New Bookings and Renewal Rate milestones based on the following (the “2012 Earnout Payment”):

	Earnout for
Amount of Annualized	Annualized		Earnout for Renewal
New Bookings	New Bookings	Renewal Rate	Rates
$0 – $499,999	$0	0% to 49.99%	$0
$500,000 – $999,999	$500,000	50%+	$250,000
$1,000,000	$1,250,000
The measurement period for the 2012 Earnout Payment will be from November 1, 2011 through October 31, 2012. Payment of all undisputed portions of the 2012 Earnout Payment shall be made on or before January 15, 2013 by wire transfer or other delivery of immediately available funds to an account designated by the Seller.
(c) 2013 Earnout. The Seller will be paid for Buyer or any Affiliate of Buyer achieving Annualized New Bookings and Renewal Rate milestones based on the following (the “2013 Earnout Payment,” and together with each of the 2011 Earnout Payments and the 2012 Earnout Payments, each an “Earnout Payment,” and collectively, the “Earnout Payments”):

	Earnout for
Amount of Annualized	Annualized		Earnout for Renewal
New Bookings	New Bookings	Renewal Rate	Rates
$0 – $999,999	$0	0% to 49.99%	$0
$1,000,000+	$750,000	50%+	$250,000
The measurement period for the 2013 Earnout Payment will be from November 1, 2012 through October 31, 2013. Payment of all undisputed portions of the 2013 Earnout Payment shall be made on or before January 15, 2014 by wire transfer or other delivery of immediately available funds to an account designated by the Seller.
The 2012 Earnout Payment and the 2013 Earnout Payment shall be paid on the applicable due dates based on the earnout achieved plus accrued interest in the amount of four percent (4%) simple annual interest calculated from the Closing Date only on the portion of the earnout achieved.
(d) For purposes of this Section 1.7:
(i) The calculation of Annualized New Bookings and Renewal Rate shall include all amounts due and payable pursuant to the Supplier Agreements during the applicable measurement period, whether or not such amounts are invoiced, and/or received by Buyer on or prior to the expiration of the applicable measurement period;
(ii) At all times prior to the expiration of the measurement period for the 2013 Earnout Payment, Buyer shall use Commercially Reasonable Efforts to (i) maintain the staffing levels, marketing, billing, invoice, collection and relationship management procedures as conducted by Seller in the Ordinary Course of Business immediately prior to the Closing Date, (ii) not unreasonably delay any marketing initiatives, execution of new Supplier Agreements, or any response to energy suppliers with respect to the Supplier Agreements, (iii) not modify, terminate, grant concessions, or amend in any material way the payment terms of, or breach, any Supplier Agreement, (iv) not divert any new or current customers or suppliers to any Affiliate of Buyer or any third party to provide the services currently provided by Seller in the Ordinary Course of Business, or (v) take any other act for the purposes, directly or indirectly, of precluding Seller from receiving the full benefit of the Earnout Payments; and

(iii) For purposes of calculating the applicable Earnout Payments, in the event of a breach by Buyer of its obligations under Section 1.7(d)(ii), Seller shall be deemed to have achieved the Annualized New Bookings and Renewal Rate necessary to achieve the Earnout Payments with respect to the measurement period affected by the events set forth in (A).
(e) As promptly as possible, but in no event later than each applicable payment date of each Earnout Payment, the Buyer shall deliver to Seller a written statement setting forth Buyer’s calculation of the applicable Earnout Payment together with reasonable documentation supporting the calculation thereof (the “Earnout Statement”). Within thirty (30) days after receipt of such Earnout Statement (the “Earnout Objection Period”), Seller must notify Buyer of any objections to Buyer’s determinations of the applicable Earnout Payment, providing in reasonable detail the basis for such objections. In the event that Seller does not timely or properly notify Buyer within the Earnout Objection Period that Seller has any objections to such statements or Buyer’s calculation of the applicable Earnout Payment shall be final and binding hereunder. In the event that Seller does notify Buyer, within the Earnout Objection Period, that Seller has any such objection, then Buyer and Seller shall attempt to resolve such disputed items. In the event Seller and Buyer are unable to resolve the disputed items within thirty (30) days after receipt by Buyer of Seller’s notice of dispute, the Parties’ respectively engaged independent certified public accountants shall attempt to resolve the disputed items. In the event that such accounting firms are unable to resolve such disputed items within sixty (60) days of Seller’s notice of dispute, such disputed items shall be referred to such independent accounting firm as mutually agreed upon by Buyer and Seller or, in the absence of such agreement such independent accounting firm as Seller and Buyer’s respective accounting firms jointly appoint to finally resolve such disputed items (provided that such firm has not within the preceding thirty-six (36) months had a, and does not have a current or prospective, business relationship with Buyer or Seller, or any of their respective Affiliates). The determination of such accounting firm shall be made as promptly as possible and shall be final and binding upon the parties absent demonstrable error acknowledged by such accounting firm; provided, however, that in no event shall the determination of such accounting firm be less than the initial determination of the applicable Earnout Payment calculated by Buyer set forth in the Earnout Statement. Seller and Buyer each shall be permitted to submit such data and information to such accounting firm as such party deems appropriate. The parties shall share responsibility for the out-of-pocket expenses and fees incurred in connection with resolving such disputed items as follows: (A) if the accounting firm’s determination results in additional amounts payable to Seller as Earnout Payment, Buyer will be responsible for all of the fees and expenses of the accounting firm; and (B) if the accounting firm’s determination does not result in additional amounts payable to Seller as Earnout Payment, Seller will be responsible for all of the fees and expenses of the accounting firm. Any additional amounts payable to Seller as an Earnout Payment determined by this Section 1.7(e) shall be made within three (3) business days after the applicable Earnout Payment has been finally determined in accordance with this Section 1.7(e) by wire transfer or other delivery of immediately available funds to an account designated by the Seller.

1.8 Post Closing Adjustment.
(a) The calculation of the Purchase Price was based, in part, on the Expected Backlog in the amount of $4,322, 812.00. “Expected Backlog” means the amounts expected to be received by Buyer for the period (the “True Up Period”) commencing on November 1, 2011 and ending on January 31, 2013 (the “True Up Date”) as commodity brokerage fees or otherwise pursuant to the Supplier Agreements in force for completed procurements as of November 1, 2011 (the “Backlog Contracts”) with respect to expected transactions between energy suppliers and end users of energy (customers) assuming end users consume energy at projected levels. Within sixty (60) days following the True Up Date, Buyer shall prepare and deliver to Seller a final determination of the actual amounts payable to Buyer as commodity brokerage fees or otherwise pursuant to the Backlog Contracts for the True Up Period (the “Final Backlog”) and, based thereon, calculate the amount payable to Buyer or Seller, if any, pursuant to Section 1.8(c) (the “True Up Amount”). Seller shall deliver with the payment of the True Up Amount such a written statement it has prepared to support each such determination and Seller shall be entitled to review any working papers, trial balances and similar materials relating to such statements prepared by or on behalf of Buyer (the “Backlog Statement”).
(b) For purposes of this Section 1.8:
(i) The Final Backlog shall include all amounts due and payable pursuant to the Backlog Contracts during the True Up Period, whether or not such amounts are invoiced by Buyer on or prior to the True Up Date;
(ii) At all times during the True Up Date Period, Buyer shall use Commercially Reasonable Efforts to (i) maintain the billing, invoice, collection and relationship management procedures as conducted by Seller in the Ordinary Course of Business immediately prior to the Closing Date, (ii) shall not unreasonably delay of any collection activities, the submission of any invoice, or any response to energy suppliers with respect to the Backlog Contracts, and (iii) shall not modify, terminate, grant concessions, or amend in any material way the payment terms of any Backlog Contract; and
(iii) For purposes of calculating the True Up Amount, in the event of a breach by Buyer of its obligations under Section 1.8(b)(ii), Seller shall be deemed to have achieved the Expected Backlog with respect to any Backlog Contract affected by the events set forth in (A).
(c) Within thirty (30) days after receipt of such statements and schedules (the “Backlog Objection Period”), Seller must notify Buyer of any objections to Buyer’s determinations of the Final Backlog and True Up Amount, providing in reasonable detail the basis for such objections. In the event that Seller does not timely or properly notify Buyer within the Backlog Objection Period that Seller has any objections to such statements or Buyer’s calculation of the final True Up Amount, then the Final Backlog and True Up Amount shall be final and binding hereunder. In the event that Seller does notify Buyer, within the Backlog Objection Period, that Seller has any such objection, then Buyer and Seller shall attempt to resolve such disputed items. In the event Seller and Buyer are unable to resolve the disputed items within thirty (30) days after receipt by Buyer of Seller’s notice of dispute, the parties’ respectively engaged independent certified public accountants shall attempt to resolve the disputed items. In the event that such accounting firms are unable to resolve such disputed items within sixty (60) days of Seller’s notice of dispute, such disputed items shall be referred to such independent accounting firm as mutually agreed upon by Buyer and Seller or, in the absence of such agreement such independent accounting firm as Seller and Buyer’s respective accounting firms jointly appoint to finally resolve such disputed items (provided that such firm has not within the preceding thirty-six (36) months had a, and does not have a current or prospective, business relationship with Buyer or Seller, or any of their respective Affiliates. The determination of such accounting firm shall be made as promptly as possible and shall be final and binding upon the parties absent demonstrable error acknowledged by such accounting firm. Seller and Buyer each shall be permitted to submit such data and information to such accounting firm as such party deems appropriate. The parties shall share responsibility for the out-of-pocket expenses and fees incurred in connection with resolving such disputed items as follows: (A) if the accounting firm’s determination results in additional amounts payable to Seller as True Up Amount, Buyer will be responsible for all of the fees and expenses of the accounting firm; and (B) if the accounting firm’s determination does not result in additional amounts payable to Seller as True Up Amount, Seller will be responsible for all of the fees and expenses of the accounting firm.
(d) If the Final Backlog for the True Up Period is less than $4,106,671, representing 95% of the Expected Backlog, then Buyer shall retain from the amounts payable to Seller as the 2013 Earnout Payment, an amount equal to the difference between (i) $4,106,671 of the Expected Backlog and (ii) the Final Backlog. For illustrative purposes only, if the Expected Backlog is $4,322,812 and the Final Backlog is $4,020,215 then Buyer shall retain $86,456 [($4,322,812 * .93) - $4,020,215] of the amounts to be paid as earned under the 2013 Earnout Payment. If the Final Backlog received is greater than $4,538,953, representing 105% of Expected Backlog, then Buyer would remit to Seller, within three (3) business days of Buyer’s determination of the Final Backlog, by wire transfer or other delivery of immediately available funds to an account designated by the Seller, an amount equal to the difference between (i) the Final Backlog and (ii) 105% of the Expected Backlog on or prior to April 30, 2013, net of any commissions due to referral partners or employees. For illustrative purposes only, if the Expected Backlog is $4,322,812 and the Final Backlog is $4,625,409, representing 107% of the Expected Backlog, then Buyer shall remit to Seller $86,456 [$4,625,409 — ($4,322,812 * 1.07)].
1.9 Further Assurances. At any time and from time to time after the Closing, at the reasonable request of a Party and without further consideration, the other Party shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the applicable Party may reasonably request to more effectively transfer, convey and assign to the Buyer, to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof, and to confirm Buyer’s assumption of the Assumed Liabilities.
1.10 Withholding. Notwithstanding any other provision of this Agreement, the Buyer shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement such amounts as it reasonably determines after consultation with its Tax advisors that it is required to deduct and withhold with respect to the making of such payments under the Code or any other applicable provision of law and to collect Forms W-8 or W-9, as applicable, or similar information from the Seller, the Partners and any other recipients of payments hereunder. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by the Buyer.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties were true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. With respect to each such disclosure of the Disclosure Schedule, notwithstanding any reference to a specific section, all such information shall be deemed to qualify all other sections, where applicable, and not just such section.
2.1 Organization, Qualification and Corporate Power. The Seller is a limited partnership duly organized, validly existing and in corporate and tax good standing under the laws of the State of Texas. The Seller is duly qualified to conduct business and is in good standing (including tax good standing) under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Seller Material Adverse Effect. The Seller has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished to the Buyer complete and accurate copies of its organizational and operating documents and agreements (including without limitation its limited partnership agreement) and the Seller is not in default under or in violation of any provision of such documents and agreements, except where such default or violation would not reasonably be expected to have a Seller Material Adverse Effect.
2.2 Capitalization. GSE Consulting GP, LLC, Glenwood Energy Partners, Ltd., and Gulf States Energy, Inc. (the “Partners”) constitute all of the partners of the Seller. There are no options, warrants or other instruments giving any party the right to acquire any equity interest in the Seller. There are no outstanding agreements or commitments to which the Seller is a party or which are binding upon the Seller providing for the redemption of any of its partnership interests.
2.3 Authorization of Transaction.
(a) The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements, the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller and its Partners.

(b) This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller who are party thereto, will constitute, a valid and binding obligation of the Seller who are party thereto, enforceable against the Seller who is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
2.4 Noncontravention. Except as set forth on Schedule 2.4, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which they are party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational and operational documents and agreement of the Seller (including without limitation its limited liability agreement), (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets, except, in each case of (a) through (c), where such breach or violation would not reasonably be expected to have a Seller Material Adverse Effect.
2.5 Subsidiaries. Seller has no Subsidiaries. The Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.
2.6 Financial Statements. The Financial Statements have been prepared in a consistent, reasonable, complete and accurate manner throughout the periods covered and fairly present in all material respects the financial condition of the Company for the periods covered thereby, consistent with the books and records of the Seller, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2011, (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business and (iii) any other liabilities and obligations of a type or nature, which, in all such cases, individually and in the aggregate would not have a Seller Material Adverse Effect.
2.7 Absence of Certain Changes. Since December 31, 2010, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect.

2.8 Tax Matters.
(a) The Seller has properly filed on a timely basis all material Tax Returns that it is and was required to file, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes that the Seller is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. The Seller has complied with all information reporting and back-up withholding requirements in all material respects, including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party, except where such non-compliance would not reasonably be expected to have a Seller Material Adverse Effect.
(b) No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the Knowledge of the Seller, threatened or contemplated. Section 2.8(b) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Seller files, or is required to file or has been required to file a material Tax Return or is or has been liable for material Taxes on a “nexus” basis. The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed.
(c) The Seller is, and has been since its inception, a limited partnership validly classified and treated as a partnership for federal income tax purposes and has been validly treated in a similar manner for purposes of the income Tax laws of all states in which it has been subject to taxation.
(d) Except as set forth in Section 2.8(d) of the Disclosure Schedules, the Seller has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Seller relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Seller relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired.
(e) The Seller has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.
(f) The Seller is not a party to any litigation regarding Taxes.
(g) There are no Security Interests with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes.

(h) None of the Acquired Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.
(i) The Seller is not bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
(j) The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
2.9 Ownership and Condition of Assets.
(a) The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.9(a) of the Disclosure Schedule. Except as set forth on Schedule 2.9(a), upon the Closing, the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests.
(b) The Acquired Assets are sufficient for the conduct of the Seller’s businesses as presently conducted and constitute all assets used by the Seller in such businesses. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
(c) Section 2.9(c) of the Disclosure Schedule lists individually all Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $5,000.
2.10 Owned Real Property. The Seller does not own and has never owned any real property.
2.11 Real Property Leases. Section 2.11 of the Disclosure Schedule lists all Leases. The Seller has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:
(a) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);
(b) such Lease is assignable by the Seller to the Buyer solely with the consent or approval of the Landlord and upon such assignment such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);
(c) neither the Seller nor, to the Knowledge of the Seller, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the Knowledge of the Seller, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;
(e) The Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and
(f) to the Knowledge of the Seller, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities.
2.12 Intellectual Property.
(a) There are no Seller Registrations.
(b) Seller has no Patent Rights.
(c) Protection Measures. Seller has complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Seller, threatened against the Seller. To the knowledge of the Seller, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Seller or (ii) breach of the Seller’s security procedures wherein confidential information has been disclosed to a third person.
2.13 Contracts.
(a) Section 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which the Seller is a party as of the date of this Agreement:
(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum or having a remaining term longer than three months;
(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $5,000, or (C) in which the Seller has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
(v) any agreement for the disposition of any significant portion of the assets or business of the Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
(vi) any agreement concerning exclusivity or confidentiality;
(vii) any employment or consulting agreement;
(viii) any agreement involving any current or former officer or partner of the Seller;
(ix) any agreement which contains any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);
(x) any agreement under which the Seller is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
(xi) any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates following the Closing; and
(xii) any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business.
(b) The Seller has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) for those agreements to which the Seller is a party, the agreement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and as of the Closing will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) neither the Seller nor, to the Knowledge of the Seller, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the Knowledge of the Seller, any other party under such agreement.

2.14 Insurance. Section 2.14 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability, errors and omissions, professional liability and automobile insurance policies and bond and surety arrangements) to which the Seller is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Seller nor the Buyer will be liable for retroactive premiums or similar payments, and the Seller is otherwise in compliance in all material respects with the terms of such policies. The Seller has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Seller’s insurance is adequate in terms of scope and coverage to pay all claims arising or made prior to the Closing.
2.15 Litigation. There is no Legal Proceeding that is pending or to the Knowledge of Seller, has been threatened in writing against the Seller, which (a) seeks either damages or equitable relief in any way relating to the Seller or its business or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Seller.
2.16 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than third-party manufacturers’ warranties for which the Seller has no liability.
2.17 Employees.
(a) Section 2.17 of the Disclosure Schedule contains a list of all employees of the Seller, along with the position and the annual rate of compensation of each such person. Section 2.17 of the Disclosure Schedule contains a list of all employees of the Seller who are a party to a non-competition agreement with the Seller; copies of such agreements have previously been delivered to the Buyer. Section 2.17 of the Disclosure Schedule contains a list of all employees of the Seller who are not citizens of the United States. To the knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer. The Seller is in compliance with all applicable laws relating to the hiring and employment of employees, except where such non-compliance would not reasonably be expected to have a Seller Material Adverse Effect.
(b) The Seller is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Seller.

2.18 Employee Benefits.
(a) Section 2.18 of the Disclosure Schedule contains a complete and accurate list of all Seller Plans.
(b) Each Seller Plan has been administered in all material respects in accordance with its terms and each of the Seller and the ERISA Affiliates has in all material respects met its obligations with respect to each Seller Plan and has made all required contributions thereto. To the Knowledge of Seller, the Seller, each ERISA Affiliate and each Seller Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Seller Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Seller Plan has assets that include securities issued by the Seller or any ERISA Affiliate.
(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller Plans and proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that could give rise to any material liability.
(d) All the Seller Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Seller Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Seller Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Seller Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.
(e) Neither the Seller nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.
(f) At no time has the Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
(g) There are no unfunded obligations under any Seller Plan providing benefits after termination of employment to any employee of the Seller (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Seller Plan which is funded are reported at their fair market value on the books and records of such Seller Plan.

(h) No act or omission has occurred and no condition exists with respect to any Seller Plan that would subject the Seller or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Seller Plan.
(i) No Seller Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
(j) Section 2.18(j) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Seller (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Seller that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Seller, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
(k) Section 2.18(k) of the Disclosure Schedule sets forth the policy of the Seller with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the date hereof.
(l) Each Seller Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Seller Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Seller Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

2.19 Environmental Matters.
(a) The Seller has complied with all applicable Environmental Laws, except where such non-compliance would not reasonably be expected to have a Seller Material Adverse Effect. There is no pending or, to the Knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller.
(b) The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.
2.20 Legal Compliance. The Seller has, at all times, conducted its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except where such non-compliance would not reasonably be expected to have a Seller Material Adverse Effect. The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.
2.21 Customers. Section 2.21 of the Disclosure Schedule sets forth a list of each customer that accounted for more than 10% of the consolidated revenues of the Seller during the last full fiscal year or the interim period through the September 30, 2011 and the amount of revenues accounted for by such customer during each such period.
2.22 Permits. Section 2.22 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller. Each such Permit is in full force and effect; the Seller is in compliance with the terms of each such Permit, except where such non-compliance would not reasonably be expected to have a Seller Material Adverse Effect; and, to the Knowledge of the Seller, no suspension or cancellation of such Permit is threatened.
2.23 Certain Business Relationships With Affiliates. No Affiliate of the Seller (a) owns any property or right, tangible or intangible, which is material to the operation of the business of the Seller, (b) has any claim or cause of action against the Seller, or (c) owes any money to, or is owed any money by, the Seller
2.24 Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
2.25 Books and Records. The books and records of the Seller accurately reflect the assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in accordance with reasonable business and bookkeeping practices. Section 2.25 of the Disclosure Schedule contains a list of the transferred bank accounts of the Seller and the names of persons having signature authority with respect thereto or access thereto.

2.26 Government Contracts. The Seller has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been threatened or initiated; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Seller or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). The Seller has not been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the Knowledge of the Seller, has any such audit or investigation been threatened. To the Knowledge of the Seller, there is no valid basis for (i) the suspension or debarment of the Seller from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Seller has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.
2.27 Securities Laws.
(a) The Seller has been furnished all of the materials relating to the Buyer, and its payment of the Purchase Price, that have been requested and each of them has been afforded an opportunity to ask questions of, and receive answers from, management of the Buyer in connection with the payment of the Purchase Price. The Seller and the Selling Parties have not been furnished with any oral or written representation in connection with the payment of the Purchase Price by or on behalf of the Buyer that each of them has relied on that is not contained in this Agreement.
(b) Each of the Seller and the Seller Parties: (i) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”); (ii) has obtained, in its judgment, sufficient information to evaluate the merits and risks of the payment of the Purchase Price with securities of the Buyer; (iii) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such payment of the Purchase Price with securities of the Buyer and to make an informed investment decision with respect thereto, and (iv) has consulted with his or its own advisors with respect to the receipt of securities as part of the Purchase Price.
(c) The securities being acquired hereunder are being acquired for each of the Seller and the Seller Parties’ own account for investment and not for the benefit or account of any other person and not with a view to, or in connection with, any unlawful resale or distribution thereof. Each of the Seller and the Seller Parties fully understands and agrees that it must bear the economic risk of the investment in securities received hereunder for an indefinite period of time because, among other reasons, such securities received hereunder have not been registered under the Securities Act or under the securities laws of any states, and, therefore, the securities are “restricted securities” and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act, amended and under the applicable securities laws of such states or an exemption from such registration is otherwise available. Each of the Seller and the Seller Parties understands that the Buyer is not under any obligation to register such securities on the Seller and the Seller Parties’ behalf or to assist such Seller and Seller Parties in complying with any exemption from registration under the Securities Act or applicable state securities laws.
(d) Each of the Seller and the Seller Parties intends that the applicable state securities law will apply to its receipt of the securities hereunder. Each of the Seller and the Seller Parties meets all suitability standards imposed by the state securities laws relating to the receipt of the securities as part of the Purchase Price hereunder without registering any of the Buyer’s securities under the securities laws of such state.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement.
3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
3.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.
3.3 Equity Consideration. The Shares to be issued to Buyer under this Agreement have been duly and validly authorized by the Buyer. The shares have not been registered with the SEC pursuant to the Securities Act, and the Buyer has no intention of effecting any such registration
3.4 Buyer SEC Documents; No Undisclosed Liabilities.
(a) Buyer has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Buyer since January 1, 2010 (such documents, the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities and Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and, as of their respective dates, none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b) Except as set forth in the most recent financial statements included in the Buyer SEC Documents filed by Buyer and publicly available prior to the date of this Agreement or for liabilities incurred in connection with this Agreement or in the ordinary course of business since the date of the most recent financial statements included in the Buyer SEC Documents, Buyer has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in, or reserved against or otherwise described in the consolidated balance sheet of Buyer (including the notes thereto) which, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect.
3.5 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets, except, in each case of (a) through (d), where such breach or violation would not reasonably be expected to have a Buyer Material Adverse Effect.
ARTICLE IV
POST-CLOSING COVENANTS
4.1 Governmental and Third-Party Notices and Consents.
(a) Each Party shall use its Commercially Reasonable Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.
(b) Each Party shall for a period of one hundred eighty (180) days use its Commercially Reasonable Efforts to obtain all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as listed or are required to be listed in the Disclosure Schedule.

(c) If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller, after using its Commercially Reasonable Efforts, is unable to obtain such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights shall not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer shall not assume the Seller’s liabilities or obligations with respect thereto at the Closing, (B) the Seller shall continue to use its Commercially Reasonable Efforts for one hundred and eighty (180) days to obtain the necessary consent or approval as soon as practicable after the Closing, (C) upon the obtaining of such consent or approval, the Buyer and the Seller shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer, and (D) from and after the Closing until the assignment of each such Assigned Contract pursuant to clause (C) above, the Buyer shall perform and fulfill, on a subcontractor basis, the obligations of the Seller to be performed under such Assigned Contract, and the Seller shall promptly remit to the Buyer all payments received by it under such Assigned Contract for services performed during such period.
4.2 Collection of Supplier Agreement Revenues. Following the Closing, the Seller will direct all suppliers making payments pursuant to the Supplier Agreements for which Seller has not obtained consent to assignment to remit payment directly to a lockbox in the name of Buyer that has been established with Silicon Valley Bank pursuant to a lockbox arrangement (the “Supplier Agreement Lockbox”). The Seller agrees that it will forward promptly to the Supplier Agreement Lockbox any monies, checks or instruments received by the Seller after the Closing Date (a) pursuant to Supplier Agreements and (b) related to items earned, invoiced or to be invoiced after November 1, 2011. The Seller shall grant to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer pursuant to Supplier Agreements.
4.3 Proprietary Information. From and after the Closing Date, the Seller shall not disclose or make use of (except to pursue and/or enforce its rights, under this Agreement or the Ancillary Agreements), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Seller’s business or the Buyer or its business (including the financial information, technical information or data relating to the Seller’s products and names of customers of the Seller), except to the extent (a) is known to the public and did not become so known through any violation of a legal obligation on the part of the Seller; (c) is required to be disclosed under the provisions of any applicable law, or by any stock exchange or similar body; or (d) is required to be disclosed by a rule or order of any court of competent jurisdiction. Notwithstanding the foregoing, Buyer acknowledges and agrees that the Seller, and their owners, have developed relationships with the customers of the business of Seller and each Seller Parties, and their owners may maintain such relationships for the purpose of commercial activities that do not violate Sections 4.5.

4.4 Solicitation and Hiring. For a period of five (5) years after the Closing Date, none of the Seller or the Partners (collectively the “Seller Parties”) shall, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any subsidiary of the Buyer, except for general solicitations not directed at such employee or (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) shall not apply to any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of six months or longer. The Seller, at the expense of Buyer, shall enforce, for the benefit of the Buyer, all confidentiality, non-solicitation and non-hiring assignments and similar agreements between the Seller and any other party which are not Assigned Contracts.
4.5 Non-Competition.
(a) During the Restricted Period, and, except as provided in Section 4.5(b) below, each of the Seller Parties and each Owner shall not, either directly or indirectly as a owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, shall not engage in the business of soliciting bids from multiple suppliers to obtain natural gas and electricity contracts in for end users. Each Seller Party shall enforce, for the benefit of the Buyer, all non-competition and similar agreements between the Seller and any other party which are not Assigned Contracts. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Seller Party or Owner (i) have any obligation to ensure compliance by any other Seller Party or Owner with this Section 4.5 or (ii) have any liability whatsoever for the breach of this Section 4.5 by any other Seller Party or Owner.
(b) It is understood by the parties that (i) Great Lakes Energy Company and its subsidiaries and Affiliates (collectively, “GLC”) is in the business of acting as a sole source representative for a single supplier at any point in time to obtain natural gas and electricity contracts for commercial and residential customers in any states where the sale of natural gas or electricity has been “deregulated” including, without limitation, Illinois, Ohio, Pennsylvania, Maryland, New York, New Jersey, Massachusetts and Maine and (ii) Branded Retail Energy Company and its subsidiaries and Affiliates (together, “BREC”) is in the business of acting as a sole source representative for a single supplier at any point in time to obtain natural gas and electricity contracts in connection with university affinity programs including, without limitation, University of Texas, Texas A&M University, Southern Methodist University, Baylor University and University of Illinois. Notwithstanding the foregoing, (i) the conduct of the business of GLC and BREC by any of Seller Parties or Owner or (ii) the ownership or operation of a retail electricity provider (“REP”) or energy services company (“ESCO”) by GLC, BREC or any of the Seller Parties or Owner, will not be deemed to violate Section 4.5. Furthermore, it is hereby agreed by the parties that, until such time as GLC or any of its successors or assigns become a REP or an ESCO, Seller Parties shall cause GLC to pay to Buyer the lesser of (i) 50% of the millage fee paid, net of any commissions due to referral partners, or (ii) $0.002, for each and every kwh purchased by customers of GLC who purchase in excess of 500,000 kwh per year/per customer. At such time as GLC or its successors or assigns becomes an REP or an ESCO, such payment obligation shall cease as of the date of the beginning of operations of the REP or ESCO.

(c) Each Seller Party and Owner agrees that the duration and geographic scope of the non-competition provision set forth in this Section 4.5 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.
(d) Except as related to GLC and BREC as provided above, the Seller Parties shall, and shall use their best efforts to cause their Affiliates to, refer all inquiries regarding the business, products and services of the Seller to the Buyer.
4.6 Tax Matters.
(a) All transfer taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be paid by the Seller.
(b) Tax liabilities (other than Income Taxes) attributable to the business of Seller through the Closing Date shall be borne by the Seller.
(c) All Taxes attributable to the conduct of the business of Seller subsequent to the Closing shall be borne by the Buyer.
(d) All real property taxes, personal property taxes, and similar ad valorem obligations levied with respect to the Acquired Assets, and all rents, utilities and other charges against the Seller with respect to the Acquired Assets, for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Buyer and the Seller as of the Closing Date based upon (i) the number of days of such taxable period included in any tax period (or portion thereof) ending on or before the close of business on the Closing Date (the “Pre-Closing Tax Period”) and (ii) the number of days of such taxable period included in any tax period (or portion thereof) beginning after the Closing Date (the “Post-Closing Tax Period”). The Seller shall be liable for all such Taxes relating to the Pre-Closing Tax Period, and the Buyer shall be liable for all such Taxes relating to the Post-Closing Tax Period.
(e) If either party pays any Taxes to be borne by the other party under this Section 4.6, the other party shall promptly reimburse such paying party for the Taxes paid. If, in preparing Tax returns or payments after the Closing, it appears to the Buyer that the Seller will be asked to pay additional Taxes, the Buyer shall so notify the Seller, and provide the Seller a reasonable opportunity to review and comment upon any related Tax Returns prior to filing them and paying the Tax. If either party receives any refunds or credits which are the property of the other party under this Section 4.6, such party shall promptly pay the amount of such refunds or credits to the other party.
(f) The Buyer shall make available to the Seller and its representatives all records and materials reasonably required by the Seller to prepare, pursue or contest any Tax matters related to taxable periods (or portions thereof) ending on or before the Closing Date and shall provide reasonable cooperation to the Seller in such case. The Seller shall make available to the Buyer and its representatives all records and materials reasonably required by the Buyer to prepare, pursue or contest any Tax matters arising after the Closing which have factual reference to the Pre-Closing Tax Period and shall provide reasonable cooperation to the Buyer in such case.

4.7 Sharing of Data.
(a) The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller’s independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the business of the Seller after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.
(b) Seller will cooperate with the Buyer’s auditors and Seller’s auditors to produce the financial information and statements necessary so that Buyer may comply with its federal, state and regulatory reporting requirements. Seller will respond to any reasonable requests made by the Buyer, the Buyer’s auditors or the Seller’s auditors promptly. Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities. Seller understands that Buyer will suffer harm if it does not meet regulatory requirements regarding reporting of this transaction.
4.8 Use of Name. No Seller Party shall use, or permit any Affiliate to use, the name GSE Consulting or any name reasonably similar thereto after the Closing Date, other than for the purpose of Seller fulfilling its obligations under this Agreement.
4.9 Collection of Accounts Receivable. Following the Closing Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement. The Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such accounts receivable, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance. The Seller hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller.

4.10 Employees. Effective as of the Closing, the Seller shall terminate the employment of each of its employees. The Buyer shall be permitted to offer employment to each such employee, terminable at the will of the Buyer. The Seller hereby consents to the hiring of any such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement.
4.11 Conditional Registration. If, as of the date that is six (6) months after the date of issuance of any of the Shares to the Share Recipients, Buyer’s counsel reasonably determines that any of such Shares may not be resold by a Share Recipient without restriction by the volume limitations under Rule 144 of the Securities Act, then with respect to such Shares held by Share Recipients, Buyer shall, upon receipt of a written request from any Share Recipient (the “Registration Request”) received no later than the date that is one (1) year after the date of issuance of any of the Shares to the Share Recipients:
(a) subject to receipt of necessary information from the Share Recipients after prompt request from the Buyer to the Share Recipients to provide required Share Recipient information, prepare and file with the SEC, within 90 days after Buyer’s receipt of the Registration Request, a registration statement (the “Registration Statement”) to enable the resale of the Shares by the Share Recipients;
(b) subject to receipt of necessary information from the Share Recipients after prompt request from the Buyer to the Share Recipients to provide required Share Recipients information, use its commercially reasonable efforts to cause the Registration Statement to become effective within 90 days after the Settlement Date; provided, however, that if the Buyer has an outstanding confidential treatment request (“CTR”) application on file with the SEC as of the date the SEC provides notice that it has not further comments, then the Buyer shall use its commercially reasonable efforts to clear the CTR with the SEC and shall submit a request for acceleration of effectiveness of the Registration Statement within two business days following clearance of the CTR by the SEC;
(c) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus related thereto (the “Prospectus”) used in connection therewith as may be necessary to keep the Registration Statement current, effective and free from any material misstatement or omission to state a material fact for a period not exceeding, with respect to each Share Recipient’s Shares, until the earlier of (i) the date on which the Share Recipient may sell all Shares then held by the Share Recipient without restriction by the volume limitations of Rule 144 of the Securities Act, or (ii) such time as all Shares purchased by such Share Recipients pursuant to this Agreement have been sold pursuant to a registration statement;

(d) comply with any prospectus publication requirement then applicable to it and furnish to each Share Recipient with respect to the Shares registered under the Registration Statement such number of copies of the Registration Statement, Prospectuses (and preliminary Prospectuses) in conformity with the requirements of the Securities Act and such other documents as such Share Recipient may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Shares by such Share Recipient; provided, however, that the obligation of the Buyer to deliver copies of Prospectuses (or preliminary Prospectuses) to the Share Recipient shall be subject to the receipt by the Buyer of reasonable assurances from the Share Recipient that the Share Recipient will comply with the applicable provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such Prospectuses (or preliminary Prospectuses);
(e) file documents required of the Buyer for normal blue sky clearance in states specified in writing by the Share Recipient and use its commercially reasonable efforts to maintain such blue sky qualifications during the period the Buyer is required to maintain the effectiveness of the Registration Statement pursuant to Section 4.11(c); provided, however, that the Buyer shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented; and
(f) advise the Share Recipient, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; and
If the Buyer receives notification from the SEC that a Share Recipient whose Shares are subject to the Registration Statement is deemed an underwriter, then the period by which the Buyer is obligated to submit an acceleration request to the SEC shall be extended to the earlier of (i) the 45th day after such SEC notification, or (ii) 120 days after the initial filing of the Registration Statement with the SEC.
ARTICLE V
INDEMNIFICATION
5.1 Indemnification by the Seller. The Seller shall indemnify Buyer, and its officers, directors and Affiliates (each an “Buyer Indemnified Party”) in respect of, and hold each Buyer Indemnified Party harmless against, Damages incurred or suffered by such Buyer Indemnified Party resulting from, relating to or constituting:
(a) any breach, as of the date of this Agreement, of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;
(b) any failure to perform any covenant or agreement of any Seller Party contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by any Seller Party to the Buyer pursuant to this Agreement;
(c) any Retained Liabilities; or
(d) the failure of the Buyer and the Seller, in connection with the sale of the Acquired Assets by the Seller to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, any applicable bulk transfers laws.

5.2 Indemnification by the Buyer. The Buyer shall indemnify the Seller and its officers, directors and Affiliates (each an “Seller Indemnified Party”) in respect of, and hold it harmless each Seller Indemnified Party harmless against, any and all Damages incurred or suffered by such Seller Indemnified Party resulting from, relating to or constituting:
(a) any breach, as of the date of this Agreement, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;
(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;
(c) operation of the business and the Acquired Assets after the Closing Date; or
(d) any Assumed Liabilities.
5.3 Indemnification Procedure.
(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 5.1 and 5.2 hereof (regardless of the limitations set forth in Section 5.5), the Indemnified Party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim. If the Indemnifying Party shall assume the defense of any Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding anything in this Section 5.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any indemnifiable Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the indemnifiable Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 5.5, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such indemnifiable Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Damages of the Indemnified Party relating to such indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Damages of the Indemnified Party with respect to such indemnifiable Claim. If the Indemnifying Party makes any payment on any indemnifiable Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other Claims of the Indemnified Party with respect to such indemnifiable Claim.
(a) After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.
5.4 Survival of Representations and Warranties. The representations and warranties of the Parties shall survive the Closing of this Agreement for a period of eighteen (18) months except that (i) the representations and warranties set forth in Sections 2.1, 2.3, 3.1 and 3.2 shall survive the closing without limitation and (ii) the representations and warranties set forth in Sections 2.8, 2.12, 2.18, and 2.19 shall survive until 30 days following expiration of the statute of limitations applicable to the matters referred to within each such section. The rights to indemnification set forth in this Article V will not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification under this Agreement or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

5.5 Any Claim not made by a Buyer Indemnified Party with regards to Section 5.1(a) or a Seller Indemnified Party with regards to Section 5.2(a) on or prior to that date will be irrevocably and unconditionally released and waived.
5.6 Certain Limitations on Indemnification.
(a) Notwithstanding the provisions of this Article V, neither Seller nor Buyer shall have any indemnification obligations for Damages pursuant to Section 5.1(a) or 5.2(a), unless the aggregate amount of all such Damages finally determined for which such party would be liable, but for this paragraph (a) exceeds $50,000 (the “Basket”), and in such event, the Indemnifying Party shall then be required to pay the total amount of such Damages in excess of the Basket, subject to the Cap and other limitations.
(b) None of the Seller or the Buyer shall be required to indemnify, any Person for Damages pursuant to Section 5.1(a) or 5.2(a) for an aggregate amount of all such Damages exceeding $2,500,000 (the “Cap”).
(c) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof, except for Third Party Actions for consequential damages.
(d) No representation or warranty of Seller contained herein shall be deemed untrue or incorrect, and Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event of which is disclosed in response to another representation or warranty contained in this Agreement.
(e) Buyer shall not make any claim for indemnification under this Article V in respect of any calculation of amounts that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 1.8, and the payment of the True Up Amount shall be the exclusive remedy of Buyer with respect to the Expected Backlog.
5.7 Exclusive Remedy.
(a) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article V shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.
5.8 Treatment of Indemnity Payments. Any payments made to a Buyer Indemnified Party or Seller Indemnified Party, as applicable, pursuant to this Article V shall be treated as an adjustment to the Purchase Price for tax purposes.
ARTICLE VI
Intentionally Omitted.

ARTICLE VII
DEFINITIONS
For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
“2011 Earnout Payment” has the meaning set forth in Section 1.7(a) of this Agreement.
“2012 Earnout Payment” has the meaning set forth in Section 1.7(b) of this Agreement.
“2013 Earnout Payment” has the meaning set forth in Section 1.7(c) of this Agreement.
“Acquired Assets” shall mean all of the assets, properties and rights of the Seller existing as of the Closing, except for the Excluded Assets, including (except to the extent included in the definition of Excluded Assets):
(a) all trade and other accounts receivable and notes and loans receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller for the payment thereof;
(b) all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;
(c) all leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;
(d) all Intellectual Property;
(e) all rights under Assigned Contracts;
(f) all claims, prepayments, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment;
(g) all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials;
(h) all insurance policies of the Seller, as well as all proceeds which may be payable thereunder; and
(i) all rights of the Seller in and with respect to the assets associated with its Employee Benefit Plans.
“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934. For purposes of the obligation, representations and warranties of Seller and the Seller Parties shall not be considered an Affiliate.
“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” shall mean the Bill of Sale and the Assignment and Assumption Agreement.
“Annualized New Bookings” shall mean the aggregate One Year Dollar Value of all New Customer Supply Contracts.
“Assigned Contracts” shall mean the contracts listed on Section 2.13 of the Disclosure Schedule (except for those vendor contracts that are specifically indicated as excluded).
“Assignment and Assumption Agreement” has the meaning set forth in Section 1.5(b)(ii) of this Agreement.
“Assumed Liabilities” shall mean (a) all obligations of the Seller arising after the Closing under the Assigned Contracts other than arising out of any breach, act or omission by the Seller prior to the Closing under any Assigned Contract, and (b) any liability for Taxes in accordance with Section 4.6(d).
“Backlog Contract” has the meaning set forth in Section 1.8(a) of this Agreement.
“Backlog Objection Period” has the meaning set forth in Section 1.8(a) of this Agreement.
“Backlog Statement” has the meaning set forth in Section 1.8(c) of this Agreement.
“Basket” has the meaning set forth in Section 5.5(a) of this Agreement.
“Bill of Sale” has the meaning set forth in Section 1.5(b)(i) of this Agreement.
“BREC” has the meaning set forth in Section 4.5(b) of this Agreement.
“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
“Buyer Indemnified Party” has the meaning set forth in Section 5.1 of this Agreement.
“Buyer Materials Adverse Effect” shall mean a material adverse effect on any of the Assets or on the business, operations, property, financial condition, results of operations or cash flow of Buyer or the business of Buyer. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer or Seller Material Adverse Effect.
“Buyer SEC Documents” has the meaning set forth in Section 3.4(a) of this Agreement.
“Cap” has the meaning set forth in Section 5.5(b) of this Agreement.
“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change of Control Transaction” shall mean (A) the liquidation, dissolution or winding up of the Buyer; (B) the acquisition of the Buyer by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Buyer; (C) a sale of all or substantially all of the assets of the Buyer, (D) any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (other than any Person or Group who owns or has the right to acquire Buyer’s common stock on the date hereof) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of common stock of the Buyer representing more than 40% of the aggregate outstanding voting power of the Buyer and such Person or Group actually has the power to vote such common stock in any election, or (E) a majority of the board of directors of the Buyer shall consist of Persons who was not (i) a member of the board of directors on the First Closing Date, or (ii) nominated for election or elected to the board of directors of the Buyer with the affirmative vote of a majority of the members of the board of directors on the First Closing Date; that occurs prior to the expiration of the measurement period for the 2013 Earnout Payment.
“Claim” has the meaning set forth in Section 5.3(a) of this Agreement.
“CLG” has the meaning set forth in Section 4.5(b) of this Agreement.
“Closing” or “Closing Date” shall mean the date of this Agreement.
“Commercially Reasonable Efforts” shall mean commercially reasonable efforts, but shall not include Seller paying any amount, incurring or retaining any liability, giving any concessions, or agreeing to remain secondarily liable, except as may be required under (i) the Lease Agreement by and between 1225 North Loop Investments, Inc, and GSE Consulting, LP, dated as of October 2006, and/or (ii) the Office Lease by and between GC Museum Partners, LP and GSE Consulting, LP dates as of June 25, 2009.
“Customer Supply Contract” means a contract entered into between an end user of energy (customer) and an energy supplier which provides for payment of fees to Buyer, Seller, and/or any Affiliate of Buyer pursuant to a Supplier Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“CTR” has the meaning set forth in Section 4.11(b) of this Agreement.
“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).
“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof and attached to this Agreement.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.
“Earnout Payment(s)” has the meaning set forth in Section 1.7(c) of this Agreement.
“Earnout Objection Period” has the meaning set forth in Section 1.7(e) of this Agreement.
“Earnout Statement” has the meaning set forth in Section 1.7(e) of this Agreement.
“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
“Encore Bank” shall mean Encore Bank, N.A.
“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller.

“ESCO” has the meaning set forth in Section 4.5(b) of this Agreement.
“Excluded Assets” shall mean the following assets of the Seller:
(a) all cash, short-term investments, deposits, bank accounts and other similar assets;
(b) the governing documents, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership or security transfer books and other documents relating to the organization and existence of the Seller as a limited liability company;
(c) all rights relating to refunds, recovery or recoupment of Taxes;
(d) all Permits;
(e) any of the rights of the Seller under this Agreement or under the Ancillary Agreements;
(f) prepayments by Seller on insurance policies not assumed;
(g) those assets listed on Schedule 1.1(b) attached hereto.
“Expected Backlog” has the meaning set forth in Section 1.8(a) of this Agreement.
“Final Backlog” has the meaning set forth in Section 1.8(a) of this Agreement.
“Financial Statements” shall mean:
(a) the balance sheets and statements of income, of the Seller as of the end of and for each of the years ended December 31, 2009 and December 31, 2010; and
(b) the Most Recent Balance Sheet and the unaudited statements of income, for the nine (9) months ended as of the Most Recent Balance Sheet Date.
“Force Majeure Event” shall mean a (i) fire, flood, earthquake, hurricane, elements of nature or acts of God; (ii) wars (declared and undeclared), acts of terrorism, sabotage, riots, civil disorders, rebellions or revolutions; or (iii) acts of any governmental authority with respect to any of the foregoing, and provided that such default or delay cannot reasonably be circumvented by the non-performing Party through the use of commercially reasonable alternate sources, workaround plans or other commercially reasonable means
“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
“Indemnified Party” shall mean the Buyer Indemnified Party or the Seller Indemnified Party, as applicable.
“Indemnifying Party” shall mean the party from whom indemnification is sought by a Buyer Indemnified Party or Seller Indemnified Party, as applicable.
“Intellectual Property” shall mean the following subsisting throughout the world:
(a) Patent Rights;
(b) Trademarks and all goodwill in the Trademarks;
(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
(d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;
(e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
(f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).
“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.
“Knowledge of Seller” shall mean the (i) actual knowledge of Justin Helms, Jason Helms, Jeremiah Collins, Byron Biggs, and Brian Dafferner, or (ii) if a reasonable prudent individual similarly situated to the persons listed in clause (i) could reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty in this Agreement.
“Lease” shall mean any lease or sublease pursuant to which the Seller leases or subleases from another party any real property.
“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Seller as of the Most Recent Balance Sheet Date.
“Most Recent Balance Sheet Date” shall mean September 30, 2011.
“NASDAQ Price” shall mean the consolidated closing bid price of XWES common stock at the time this Agreement is executed. If this Agreement is executed before 4PM Eastern Standard Time, the NASDAQ Price will be the consolidated closing bid price for the business day prior to the date this Agreement is executed. If this Agreement is executed after 4PM Eastern Standard Time, the NASDAQ Price will be the consolidated closing bid price on the date this Agreement is executed.
“New Customer Supply Contract” shall mean any new Customer Supply Contract entered into by Seller, Buyer, or any Affiliate of Buyer during the applicable measurement period covering a meter that was not the subject of a Customer Supply Contract that expired immediately prior to the effective date of such new Customer Supply Contract (such Customer Supply Contract is not a renewal of a Customer Supply Contract).
“One Year Dollar Value” shall mean the projected amount payable to Buyer, Seller, or any Affiliate of Buyer, pursuant to the applicable Supplier Agreement based on one year of energy usage of the customer at the time of execution of the applicable Customer Supply Contract, whether by upfront fees, residual payments or otherwise, during the measurement period for the applicable Earnout Payment. The projections for the One Year Dollar Value shall be based on the data in the Customer Supply Contract and any applicable fee addendum, deal confirm or other document that conveys the parameters of the specific customer-supplier relationship and Buyer’s, Seller’s, or any Affiliate of Buyer’s, commission rate.
“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
“Owner” shall mean Justin Helms, Jason Helms, Jeremiah Collins, and Byron Biggs.
“Parties” shall mean the Buyer and the Seller.
“Partners” shall have the meaning set forth in Section 2.2 of this Agreement.
“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, or other entity, or any governmental agency, and any officer, department, commission, board, bureau, or instrumentality thereof.
“Post-Closing Tax Period” has the meaning set forth in Section 4.6(d) of this Agreement.
“Pre-Closing Tax Period” has the meaning set forth in Section 4.6(d) of this Agreement.
“Prospectus” has the meaning set forth in Section 4.11(c) of this Agreement.
“Purchase Price” shall mean the purchase price to be paid by the Buyer for the Acquired Assets.
“Registration Statement” has the meaning set forth in Section 4.11(a) of this Agreement.
“Registration Request” has the meaning set forth in Section 4.11 of this Agreement.
“Renewal Rate” shall mean as the percent of the One Year Dollar Value of Customer Supply Contracts entered into by Buyer, Seller, and/or any Affiliate of Buyer, during the applicable measurement period that are not New Customer Contracts (such Customer Supply Contracts are a renewal of a prior Customer Supply Contract covering such meters) divided by the One Year Dollar Value of all expiring Customer Supply Contracts during the applicable measurement period other than those Customer Supply Contracts set forth on Schedule 1.7.
“REP” has the meaning set forth in Section 4.5(b) of this Agreement.
“Restricted Employee” shall mean any person who either (i) was an employee of the Buyer on either the date of this Agreement or the Closing Date or (ii) was an employee of the Seller on either the date of this Agreement or the Closing Date and received an employment offer from the Buyer within five business days following the Closing Date.
“Restricted Period” shall mean the period commencing upon the Closing Date and ending on the earlier to occur of (i) thirty (30) days following delivery of written notice to Buyer of the failure of Buyer to make any payment when due in accordance with Sections 1.7 or 1.8, and failure to cure such non-payment within such thirty (30) day period, (ii) the occurrence of Change of Control Transaction that results in Buyer’s inability to achieve the 2013 Earnout Payment due to successor party’s failure to comply with the provisions of Section 1.7(d)(ii), or (ii) the fifth (5th) anniversary of the Closing Date.

“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities. The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Seller:
(a) for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of (i) the transfer by the Seller to the Buyer of the Acquired Assets, (ii) any deemed transfer by a subsidiary of the Seller of its assets pursuant to an election under Section 338(h)(10) of the Code, (iii) the Seller having an “excess loss account” (within the meaning of Treasury Regulation §1.1502-19) in the stock of any Subsidiary of the Seller, or (iv) the Seller having deferred gain on any “deferred intercompany transaction” (within the meaning of Treasury Regulation §1.1502-13));
(b) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;
(c) under this Agreement or the Ancillary Agreements;
(d) for any Taxes, including deferred taxes or taxes measured by income of the Seller earned prior to the Closing, any liabilities for federal or state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold, any liabilities of the Seller for employer FICA and unemployment taxes incurred, and any liabilities of the Seller for sales, use or excise taxes or customs and duties;
(e) under any agreements, contracts, leases or licenses which are listed on Schedule 1.1(b);
(f) arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;
(g) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;
(h) to pay severance benefits (if any) to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, all liabilities resulting from the termination of employment of employees of the Seller prior to, the Closing that arose under any federal or state law or under any Employee Benefit Plan established or maintained by the Seller;
(i) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(j) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim);
(k) for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing);
(l) for benefits under any Seller Plan;
(m) for any retrospective premium increases under any Seller Plan assumed by Buyer that relates to periods before and including the Closing; and
(n) for the misclassification of employees as independent contractors.
“SEC” the Securities and Exchange Commission.
“Securities Act” has the meaning set forth in Section 2.26(b) of this Agreement.
“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.
“Seller” shall have the meaning set forth in the first paragraph of this Agreement.
“Seller Indemnified Party” has the meaning set forth in Section 5.2 of this Agreement.
“Seller Material Adverse Effect” shall mean a material adverse effect on any of the Assets or on the business, operations, property, financial condition, results of operations or cash flow of Seller or the business of Seller. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to a Buyer or Seller Material Adverse Effect.
“Seller Parties” shall have the meaning set forth in Section 4.4 of this Agreement.
“Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller or any ERISA Affiliate.
“Seller Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Seller, alone or jointly with others.

“Share Recipients” will mean those Persons issued Shares pursuant to the terms of the Agreement
“Shares” will mean any shares of the Buyer’s common stock issued to the Seller or Seller’s designees pursuant to the terms of this Agreement.
“Silicon Valley Bank” shall mean Silicon Valley Bank, National Association.
“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
“Supplier Agreement Lockbox” has the meaning set forth in Section 4.2of this Agreement.
“Supplier Agreements” shall mean those agreements by and between Seller, Buyer, and/or any Affiliate of Buyer, and energy suppliers pursuant to which Seller, Buyer, and/or any Affiliate of Buyer, is to be paid commodity brokerage fees with respect to transactions between energy suppliers and end users of energy (customers).
“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.
“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
“True Up Amount” shall have the meaning set forth in Section 1.8(a) of this Agreement.
“True Up Date” shall have the meaning set forth in Section 1.8(a) of this Agreement.
“True Up Period” shall have the meaning set forth in Section 1.8(a) of this Agreement.

ARTICLE VIII
MISCELLANEOUS
8.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule, provided that the other Party the ability to review and give its reasonable approval.
8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.
8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated August 18, 2011; provided that the Confidentiality Agreement dated March 22, 2011 between the Buyer and the Seller shall remain in effect in accordance with its terms.
8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Buyer may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller, provided that the Buyer may assign some or all of its rights and interests, but not its obligations, hereunder to one or more Affiliates of the Buyer. The Seller may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller, provided that the Seller may assign some or all of its rights, interests, but not its obligations hereunder without the prior written approval of the Buyer. Any attempted assignment in contravention of this provision shall be void.
8.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature or electronic signature.
8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to any Seller Party:	Copy to:

GSE Consulting, LP	Wick Phillips Gould & Martin, LLP
1225 North Loop West, Suite 1100	100 Throckmorton Street, Suite 550
Houston, TX 77008	Fort Worth, Texas 76102
Attn: David Drez

If to the Buyer:	Copy to:

World Energy Solutions, Inc.	Jeff Swaim, Esq.
446 Main Street	Mirick O’Connell
Worcester, MA 01608	100 Front Street
Attn: General Counsel	Worcester, MA 01608
Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Each Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
8.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Buyer and the Seller. No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.11 Expenses. Except as set forth in Article V, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
8.12 Proration. After Closing, Buyer shall be solely responsible for all amounts due (i) as rent under the Leases, (ii) utility charges with respect to the business of Seller. Each Seller shall use its commercially reasonable efforts to have meters for electricity, telephone, gas and water read as of the close of business on the calendar day before the Closing Date or the opening of business on the Closing Date and for bills to be rendered to such Seller based upon such readings. To the extent such meter readings are not used as the basis for calculating all such charges, the electricity, telephone, gas and water utility charges shall be pro-rated as of the opening of business on the Closing Date between Sellers and Buyer.
8.13 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8.7, provided that nothing in this Section 8.13 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
8.14 Construction.
(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(c) Any reference herein to “including” shall be interpreted as “including without limitation”.
(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Buyer: World Energy Solutions, Inc.
By:	/s/ Philip V. Adams
Philip V. Adams, President and COO

Seller: GSE Consulting, LP
By:	GSE Consulting GP, LLC, its General Partner
By: Glenwood Energy Partners, Ltd. and
Gulf States Energy, Inc., its Members

Glenwood Energy Partners, Ltd. By: Glenwood Energy Partners GP, LLC
By:	/s/ Byron G. Biggs
	Name:	Byron G. Biggs
	Title:	President

Gulf States Energy, Inc.
By:	/s/ Jason Helms
	Name:	Jason Helms
	Title:	President

Solely for purposes of Sections 4.4, 4.5 and 5.1: Partner: GSE Consulting GP, LLC
By:	Glenwood Energy Partners, Ltd. and
Gulf States Energy, Inc., its Members

Glenwood Energy Partners, Ltd. By: Glenwood Energy Partners GP, LLC
By:	/s/ Byron G. Biggs
	Name:	Byron G. Biggs
	Title:	President

Gulf States Energy, Inc.
By:	/s/ Jason Helms
	Name:	Jason Helms
	Title:	President

Solely for purposes of Section 4.5:

/s/ Byron Biggs Byron Biggs

/s/ Jeremiah Collins Jeremiah Collins

/s/ Justin Helms Justin Helms

/s/ Jason Helms Jason Helms

Exhibits

Exhibit A -	Bill of Sale
Exhibit B -	Assignment and Assumption Agreement

Schedules

Schedule 1.1(b) -	Excluded Asset
Schedule 1.6 -	Allocation of Purchase Price
Schedule 1.7	Renewal Rate
Disclosure Schedule

GENERAL BILL OF SALE
REFERENCE is made to the Asset Purchase Agreement dated of even date herewith (the “Agreement”) by and among World Energy Solutions, Inc., a Delaware Corporation (the “Buyer”), and GSE Consulting, L.P., a Texas limited partnership (the “Seller”). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.
FOR VALUE RECEIVED pursuant to the Agreement, Seller, for itself and its successors and assigns, does hereby sell, convey, assign, transfer and deliver to and vest in Buyer and its successors and assigns all right, title and interest in and to all of the Acquired Assets (collectively, the “Assets”).
Nothing contained in this General Bill of Sale shall supersede, modify, limit, eliminate or otherwise affect any of the representations and warranties, covenants, agreements or indemnities set forth in the Agreement. This General Bill of Sale is executed and delivered pursuant to the terms of the Agreement, and nothing herein shall be construed to modify, terminate or merge any rights any party thereto may have pursuant to the terms thereof. In the event of any inconsistency or conflict between the terms of the Agreement and the terms of this General Bill of Sale, the terms of the Agreement shall prevail.
This General Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions.
IN WITNESS WHEREOF, Seller has executed this General Bill of Sale as an instrument under seal as of this 31st day of October, 2011.

GSE Consulting, LP
By: GSE Consulting GP, LLC, its General Partner
By: Glenwood Energy Partners, Ltd. and
Gulf States Energy, Inc., its Members

Glenwood Energy Partners, Ltd. By: Glenwood Energy Partners GP, LLC
By:	/s/ Byron G. Biggs
	Name:	Byron G. Biggs
	Title:	President

Gulf States Energy, Inc.
By:	/s/ Jason Helms
	Name:	Jason Helms
	Title:	President

ASSIGNMENT AND ASSUMPTION OF CONTRACTS
This Assignment and Assumption of Contracts (this “Assignment”) dated as of October 31, 2011 (the “Effective Date”) is by and between GSE Consulting, L.P. (“Assignor”) and World Energy Solutions, Inc. (“Assignee”).
RECITALS
Assignor, as seller, and Assignee, as buyer, are parties to an Asset Purchase Agreement dated as of October 31, 2011 (the “Purchase Agreement”). Capitalized terms used but not defined in this Assignment have the meanings ascribed in the Purchase Agreement.
Assignor desires to assign all of its right, title and interest in and to all of the contracts set forth on Schedule 1 attached to this Assignment (collectively, the “Contracts”) to Assignee and Assignee desires to acquire all of Assignor’s right, title and interest in and to the Contracts.
TERMS OF AGREEMENT
For and in consideration of the recitals set forth above, and the covenants and agreements set forth below and other valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:
1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in the Contracts. Assignor hereby represents that the Contracts previously delivered to Assignee are complete, accurate and true copies of the Contracts, including all amendments.
2. Acceptance and Assumption. In accordance with and subject to the terms of the Purchase Agreement, Assignee hereby (a) purchases and accepts the assignment, transfer and conveyance, to the extent that such are legally assignable and necessary consents to assignment have been obtained, of each Seller’s right, title and interests in, under and to the Contracts; (b) assumes, undertakes and agrees, subject to valid claims and defenses, to pay, satisfy, perform or discharge in accordance with the terms thereof all obligations and liabilities of any kind arising out of, or required to be performed under, such Contracts from and after the Closing; and (c) assumes, undertakes and agrees to pay, satisfy, perform or discharge in accordance with the terms thereof all of the Assumed Liabilities.
3. Purchase Agreement. Nothing in this Agreement shall limit, diminish, alter or impair the rights of the parties under the Purchase Agreement, particularly with respect to Non-Assignable Assets.

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4. Binding Effect. The provisions of this Assignment are binding on and inure to the benefit of Assignor, its successors and assigns, and Assignee, its successors and assigns.
5. Headings. The section headings used in this Assignment are for reference and convenience only and shall not be used in the interpretation of this Assignment.
6. Counterparts. This Assignment may be signed in several counterparts, each of which is an original, but all of which constitute a single instrument.
[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

Assignor:
GSE Consulting, LP
By: GSE Consulting GP, LLC, its General Partner
By: Glenwood Energy Partners, Ltd. and
Gulf States Energy, Inc., its Members

Glenwood Energy Partners, Ltd. By: Glenwood Energy Partners GP, LLC
By:	/s/ Byron G. Biggs
	Name:	Byron G. Biggs
	Title:	President

Gulf States Energy, Inc.
By:	/s/ Jason Helms
	Name:	Jason Helms
	Title:	President
Assignee:
World Energy Solutions, Inc.
By:	/s/ Philip V. Adams
Philip V. Adams, President and COO

SCHEDULE I
CONTRACTS
1.	All Assigned Contracts